Exhibit 4.14

Proxy Agreement and Power of Attorney

This Proxy Agreement and Power of Attorney (this “Agreement”) is entered into in Shanghai as of May 13 , 2015 by and among the following parties:

(1)	Shanghai Zhongming Supply China Management Co., Ltd. (the “Zhongming”), a wholly foreign-owned enterprise registered in Shanghai, the People’s Republic of China (“China” or “PRC”), under the laws of China;

(2)	Shanghai Zhongmin Supply Chain Management Co., Ltd. (“Zhongmin”), a domestic company registered in Shanghai, China, under the laws of China; and

(3)	each of the persons listed under Schedule 1 (each, a “Shareholder” and collectively, the “Shareholders”)

(Each of Zhongming, Zhongmin and the Shareholder, a “Party”, and collectively the “Parties”).

RECITALS

(A)	WHEREAS, the Shareholders hold 100% equity interests in Zhongmin;

(B)	WHEREAS, the Zhongming, Zhongmin and the Shareholders have entered into a series of contractual arrangements, including a master exclusive service agreement, a business cooperation agreement, an exclusive option agreement and an equity interests pledge agreement; these contractual arrangements provide Zhongmin with services necessary for its business operation and also ensure that the Zhongming has comprehensive, continuous and effective control over Zhongmin;

(C)	WHEREAS, as the consideration for the Zhongming and its affiliates to provide Zhongmin with services necessary for its business operation, the Zhongming has requested the Shareholders to appoint the Zhongming (as well as its successors, including a liquidator, if any, replacing the Zhongming) as its attorney-in-fact (“Attorney-in-Fact”), with full power of substitution, to exercise any and all of the rights in respect of the Shareholders’ equity interests in Zhongmin and the Shareholders have agreed to make such appointment.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

Section 1

Each Shareholder hereby irrevocably nominates, appoints and constitutes the Zhongming (as well as its successors, including a liquidator, if any, of the Zhongming) as its Attorney-in-Fact to exercise on such Shareholder’s behalf any and all rights that such Shareholder has in respect of such Shareholder’s equity interests in Zhongmin conferred by relevant laws and regulations and the articles of association of Zhongmin, including without limitation, the following rights (collectively, “Shareholder Rights”):

(a)	to call and attend shareholders’ meetings of Zhongmin, and receive notices and materials with respect to the shareholders meeting;

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(b)	to execute and deliver any and all written resolutions and meeting minutes in the name and on behalf of such Shareholder;

(c)	to vote by itself or by proxy on any matters discussed on shareholders’ meetings of Zhongmin, including without limitation, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of Zhongmin;

(d)	to sell, transfer, pledge or dispose of any or all of the equity interests of the Zhongmin held by the shareholders;

(e)	to nominate, appoint or remove the directors, supervisors and senior management of Zhongmin when necessary;

(f)	to oversee the economic performance of Zhongmin;

(g)	to have full access to the financial information of Zhongmin at any time;

(h)	to file any shareholder lawsuits or take other legal actions against Zhongmin’s directors or senior management members when such directors or members are acting to the detriment of the interest of Zhongmin or its shareholder(s);

(i)	to approve annual budgets or declare dividends;

(j)	to manage and dispose of the assets of Zhongmin;

(k)	to have the full rights to control and manage Zhongmin’s finance, accounting and daily operation (including but not limited to signing and execution of contracts and payment of government taxes and duties);

(l)	to approve the filing of any documents with the relevant governmental authorities or regulatory bodies; and

(m)	any other rights conferred by the articles of association of Zhongmin and/or the relevant laws and regulations on the shareholders.

Each Shareholder further agrees and undertakes that without the Attorney-in-Fact’s prior written consent, it shall not exercise any of the Shareholder Rights.

Section 2

The Attorney-in-Fact has the right to appoint, at its sole discretion, a candidate or candidates to perform any or all of its rights of the Attorney-in-Fact under this Agreement, which could be the Attorney-in-Fact or the directors of the affiliated companies of the Attorney-in-Fact, and to replace such candidate or candidates.

Section 3

Zhongmin confirms, acknowledges and agrees to the appointment of the Attorney-in-Fact to exercise any and all of the Shareholder Rights. Zhongmin further confirms and acknowledges that (i) any and all acts done or to be done, decisions made or to be made, and instruments or other documents executed or to be executed by the Attorney-in-Fact and/or its appointed candidate, shall therefore be as valid and effectual as though done, made or executed by the Shareholders, and (ii) Zhongmin will not recognize and facilitate any and all activities of the Shareholders which are in violation of or inconsistent with this Agreement.

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Section 4

(a)       Each Shareholder hereby acknowledges that, if the Shareholder increases its equity interests in Zhongmin, whether by subscribing additional equity interests or otherwise, any Shareholder Rights in connection with such additional equity interests acquired by the Shareholder shall be automatically subject to this Agreement and the Attorney-in-Fact shall have the right to exercise the Shareholder Rights with respect to such additional equity interests on behalf of the Shareholder as described in Section 1 hereunder; if the Shareholder’s equity interests in Zhongmin is transferred to any other party, whether by voluntary transfer, judicial sale, foreclosure sale, or otherwise, any such equity interests in Zhongmin so transferred remains subject to this Agreement and the Attorney-in-Fact shall continue to have the right to exercise the Shareholder Rights with respect to such equity interests in Zhongmin so transferred as described in Section 1 hereunder, except for the equity interests acquired by the Attorney-in-Fact or its designated party in accordance with the exclusive option agreement.

(b)       Furthermore, for the avoidance of any doubt, if any equity interests transfer is contemplated under any exclusive option agreement and equity interests pledge agreement(s) that such Shareholder enters into for the benefits of the Zhongming or its designated third party (as the same may be amended from time to time), the Attorney-in-Fact shall, on behalf of the Shareholder, have the right to sign the equity interests transfer agreement and other relevant agreements and to perform all shareholder obligations under the exclusive option agreement and the equity interests pledge agreement(s). If required by the Zhongming, the Shareholder shall sign any documents and fix the chops and/or seals thereon and the Shareholder shall take any other actions as necessary for purposes of consummation of the aforesaid equity interests transfer.

Section 5

Each Shareholder further covenants with and undertakes to the Zhongming that, if the Shareholder receives any dividends, interest, any other forms of capital distributions, residual assets upon liquidation, or proceeds or consideration from the transfer of equity interests as a result of, or in connection with, such Shareholder’s equity interests in Zhongmin, the Shareholder shall, to the extent permitted by applicable laws, remit all such dividends, interest, capital distributions, assets, proceeds or consideration to the Zhongming or the entity designated by the Zhongming without any compensation, and shall bear any and all taxes and fees with respect thereto.

Section 6

Each Shareholder hereby authorizes the Attorney-in-Fact to exercise the Shareholder Rights according to its own judgment without any oral or written instruction from the Shareholder. Each Shareholder undertakes to ratify any acts which the Attorney-in-Fact or any substitutes or agents appointed by the Attorney-in-Fact may lawfully do or cause to be done pursuant to this Agreement.

Section 7

This Agreement shall become effective as of the date hereof when it is duly executed by the Parties’ authorized representatives and shall remain effective as long as Zhongmin exists. The Zhongming shall have the right to unilaterily terminate this Agreement by issuing a written notice to the Cental Media and its shareholders in 30 days in advance. The Shareholders and the Zhongmin shall not have the right to unilaterily terminate this Agreement and the Shareholders shall not have the right revoke the appointment of the Attorney-in-Fact. In the event that the Zhongming or its designated thrid party acquires all the equity interests of the Zhongmin in accordance with the exclusive option agreement, this Agreement shall be automatically terminated. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns.

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Section 8

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

Section 9

This Agreement shall be construed in accordance with and governed by the laws of China.

Section 10

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Shanghai Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Shanghai. The arbitral tribunal or the arbitrators shall have the authority to award any remedy or relief in accordance with the terms of this Agreement and applicable PRC laws, including provisional and permanent injunctive relief (such as injunctive relief with respect to the conduct of business or to compel the transfer of assets), specific performance of any obligation created hereunder, remedies over the equity interests or land assets of Zhongmin and winding up orders against Zhongmin. The arbitral award shall be final and binding upon all Parties.

To the extent permitted under applicable PRC laws, each of the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction in support of the arbitration when formation of the arbitral tribunal is pending or under appropriate circumstances. For this purpose, the Parties agree that, to the extent not against applicable laws, the courts of Hong Kong, the courts of the Cayman Islands, the courts of PRC and the courts of the places where the principal assets of Zhongmin are located, shall all be deemed to have jurisdiction.

Section 11

Either Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage (“Loss”) which such Party shall incur as a consequence of any breach by the other Party of this Agreement provided that neither Party shall be liable to indemnify the other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of the other Party or its directors, officers, employees, or agents. The Parties agree that this clause shall survive the termination or expiration of this Agreement.

Section 12

Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreement duly executed by the Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement. In the event that The Stock Exchange of Hong Kong Limited or other supervision and administration institution provides any comments to this Agreement, or upon any changes to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or relevant requirements where they relate to this Agreement, the Parties shall amend this Agreement accordingly.

Section 13

This Agreement may be executed in one or more counterparts. All originals shall have the same legal effect.

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Section 14

Both Chinese and English versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

SShanghai Zhongming Supply Chain Management Co.,Ltd.

Authorized Representative:

Signature: /s/Shanghai Zhongming Supply Chain Management Co.,Ltd.

Seal: (Seal)

Shanghai Zhongmin Supply Chain Management Co., Ltd.

Authorized Representative:

Signature: _/s/Shanghai Zhongmin Supply Chain Management Co., Ltd.

Seal: (Seal)

Shanghai Zhongmin Investment and Development Co., Ltd.

Authorized Representative:

Signature: _/s/Shanghai Zhongmin Investment and Development Co., Ltd.

Seal: (Seal)

[Signature page to the Proxy Agreement and Power of Attorney]

Schedule 1

Shareholders

No.	Name	ID / No.
1.	Shanghai Zhongmin Investment and Development Co., Ltd.